Exhibit 99.2

November 7, 2018

Special Committee of the Board of Directors

Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Enbridge Inc., filed November 7 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated September 17, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Enbridge Inc. (“Parent”) and its affiliates) of the outstanding Listed Shares (as defined in the Opinion Letter) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of September 17, 2018 (the “Agreement”), by and among Parent, Winter Acquisition Sub I, Inc., a wholly owned subsidiary of Parent, Enbridge Energy Management, L.L.C. (the “Company”) and, solely for purposes of Article I, Section 2.4 and Article X of the Agreement, Enbridge Energy Company, Inc.

The Opinion Letter is provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Goldman Sachs & Co. LLC, Financial Advisor to the Special Committee,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Recommendation of the Special Committee,” “The Merger—Opinion of Goldman Sachs & Co. LLC, Financial Advisor to the Special Committee” and “The Merger Agreement—Representations and Warranties” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)